FIRST AMENDMENT TO CUSTODIAN AGREEMENT

This First Amendment to Custodian Agreement is dated as of October 26, 2005 by and between Hotchkis and Wiley Funds (the “Fund”) acting on behalf of each of the portfolios set forth on Schedule A (each a “Portfolio” and collectively, the “Portfolios”) and Brown Brothers Harriman & Co. (“BBH”).

Whereas pursuant to a Custodian Agreement dated as of October 10, 2001 by and between BBH and the Fund (the “Agreement”), BBH has been appointed as custodian of certain assets of the Portfolios as provided in the Agreement;

Whereas the Fund has requested and BBH has agreed to complete and execute claim documentation as required time to time and to submit such claim documentation on behalf of the Fund in connection with class action lawsuits pertaining to Portfolio assets in BBH’s custody;

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree to amend the Agreement as follows:

I.	Amendments to the Agreement

1.  The following new Section 6.15 is hereby added to the Agreement immediately after Section 6.14 and before the beginning of the last paragraph in Section 6:

“6.15 Shareholder Class Action Claims. The Custodian shall promptly notify the Fund of any shareholder class action lawsuit (each a “Class Action”) in connection with an Investment of the Fund in the custody of the Custodian to the extent that the Custodian becomes aware of such Class Action. Upon receipt of an instruction from the Fund the Custodian shall, as the Fund’s designated attorney in fact pursuant to Schedule I hereto, assist the Fund by completing, executing and filing such documentation as may be reasonably necessary to register the Fund’s claim in a recovery under a Class Action (“Claim Documentation”). The Fund shall, upon request by the Custodian, promptly provide any and all information and supporting documentation reasonably necessary and/or required for the submission of such Claim Documentation to the extent that such information and documentation is not in the Custodian’s possession. The Custodian shall not be responsible for (i) completing, executing and filing documentation required for the Fund’s participation in a Class Action as a lead plaintiff or representative party, (ii) retroactively seeking recovery on behalf of the Fund for claims arising prior to the date BBH was appointed Custodian, (iii) advising the Fund as to its rights or interests in any Class Action, (iv) representing the Fund in connection with any Class Action by personal appearance or otherwise, and (v) expenses incurred by the Fund in connection with any Class Action.”

2.  Schedule I attached hereto is hereby added as Schedule I to the Agreement.

II.	Miscellaneous

1.  As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2.   By signing below where indicated, the Fund on behalf of each Portfolio hereby ratifies and affirms each of the representations and warranties and confirms that each such representation and warranty remains true and correct as of the date hereof.

3.           Upon receipt by BBH of a fully executed copy of this First Amendment, this First Amendment shall be deemed to be executed as an instrument under seal and governed by such laws as provided in Section 12.4 of the Agreement. This First Amendment may be executed in original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same First Amendment and together with the Agreement, shall represent the entire understanding of the parties hereto.

BROWN BROTHERS HARRIMAN & CO.

By:  /s/ Timothy J. Connelly
Name: Timothy J. Connelly
Title: Partner

HOTCHKIS AND WILEY FUNDS on behalf of itself and
each Portfolio set forth on Schedule A hereto

By:    /s/ Nancy D. Celick
Name: Nancy D. Celick
Title: President

SCHEDULE A

List of Portfolios

Hotchkis and Wiley Large Cap Value Fund
Hotchkis and Wiley Mid- Cap Value Fund
Hotchkis and Wiley Small Cap Value Fund
Hotchkis and Wiley All Cap Value Fund
Hotchkis and Wiley Core Value Fund

SCHEDULE I

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that the Hotchkis and Wiley Funds on behalf of its portfolio, ______________________ (the “Fund”), does hereby make, constitute and appoint its custodian, Brown Brothers Harriman & Co., a limited partnership organized under the laws of the State of New York (the “Attorney”) and all the authorized employees of said Attorney, its true and lawful attorney-in-fact for the Fund and in its name, place and stead to represent the Fund in the following manner but in no other way and with no other authority other than the authority specifically set forth below:

(a)
The Attorney may on the Fund’s behalf and in the Fund’s name complete, execute and deliver claim documentation in connection with shareholder class action lawsuits pertaining to the Fund’s investments; and

(b)
The Attorney may sign, seal, execute, deliver and do such agreements, receipts, releases, discharges, instruments, acts and things as may be necessary in relation to the powers hereby granted as the Attorney may deem fit.

The Fund hereby undertakes for itself and its successors and assigns to ratify and confirm everything that our said Attorney shall have so far done or do or purport to do by virtue of and in accordance with these presents.

All bona fide costs, charges and expenses reasonably incurred by the Attorney as a consequence of any act, deed, matter or thing done in pursuance to the powers or any of them herein contained shall be borne and paid by the Fund.

The Fund hereby waives and agrees not to prefer any claims or demands, actions, suits, reckonings, and proceedings, costs, charges and expenses and losses and damages against the Attorney by reason of any loss and/or damage that may be suffered by the Fund by reason of any act, deed, matter or thing done by the Attorney without negligence and in good faith and in pursuance to the powers or any of them herein contained and agree to indemnify and keep indemnified the Attorney from all claims and demands, actions, suits, reckonings and proceedings, costs, charges and expenses and losses or damages that may be brought against and/or suffered by the Fund and/or them by reason of any act, deed, matter or thing done by the Attorney without negligence and in good faith and in pursuance to the powers or any of them herein contained.

This Power of Attorney shall continue in effect until revoked in writing by the Fund. This Power of Attorney shall be governed by and construed under the laws of the State of New York.

In witness whereof we have hereunto set our hand this                day of                2005.

HOTCKIS AND WILEY FUNDS on behalf of the
[Portfolio]

By:_______________________________
Name:
Title: